CARMAX REPORTS FIRST QUARTER RESULTS

Richmond, Va., June 22, 2018 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2018. Year-over-year highlights include:

▪	Net sales and operating revenues increased 5.5% to $4.79 billion.

▪	Used unit sales in comparable stores declined 2.3%.

▪	Total used unit sales rose 1.6%.

▪	Total wholesale unit sales increased 9.6%.

▪	CarMax Auto Finance (CAF) income increased 5.7% to $115.6 million.

▪	Net earnings increased 12.7% to $238.7 million and net earnings per diluted share increased 17.7% to $1.33.

*
The increase in net earnings was due to a decrease in the effective tax rate to 25.3% from 37.4% in the first quarter of fiscal 2018, primarily reflecting the effect of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”).

First Quarter Business Performance Review

Sales. Total used vehicle unit sales increased 1.6%, while comparable store used unit sales fell 2.3% versus the prior year’s first quarter. The comparable store sales performance primarily reflected lower store traffic, partially offset by improved conversion, as well as a tough comparison as we lapped our strongest prior year performance. “While our comparable store unit sales performance improved significantly from the February 2018 quarter, we believe macro pricing factors still had some effect on our first quarter sales,” said Bill Nash, president and chief executive officer.

Total wholesale vehicle unit sales increased 9.6% compared with the first quarter of fiscal 2018, largely driven by an increase in our appraisal buy rate and the growth in our store base.
Other sales and revenues increased 5.7% compared with the first quarter of fiscal 2018. Extended protection plan (EPP) revenues rose 8.9%, reflecting both cost decreases from plan providers and a $4.0 million benefit associated with the accelerated recognition of revenue related to extended service plans. The accelerated recognition resulted from our adoption of the new revenue recognition accounting standard in the first quarter of fiscal 2019. We experienced a $3.1 million reduction in third-party finance fees, reflecting shifts in our sales mix by finance channel, including a decline in our Tier 2 and an increase in our Tier 3 sales.

Gross Profit. Total gross profit increased 1.9% versus last year’s first quarter, to $661.3 million. Used vehicle gross profit rose 1.7%, reflecting the 1.6% increase in total used unit sales. Used vehicle gross profit per unit remained stable at $2,215 compared with $2,212 in the prior year period. Wholesale vehicle gross profit increased 9.6% versus the prior year’s quarter, driven by the 9.6% increase in

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wholesale unit sales. Wholesale vehicle gross profit per unit was also stable at $1,012 in both periods. Other gross profit declined 4.6%, reflecting decreases in service profits and net third-party finance fees, partially offset by the increase in EPP revenues. Service profits were affected by the reduced leverage of service department costs resulting from the decrease in comparable store used unit sales.

SG&A. Compared with the first quarter of fiscal 2018, SG&A expenses increased 8.6% to $438.2 million. Factors contributing to the increase included the 10% increase in our store base since the beginning of last year’s first quarter (representing the addition of 18 stores), and an $8.9 million increase in stock-based compensation expense. We also continued to update our technology platforms and support our core strategic initiatives as part of our focus on improving the customer experience. SG&A per used unit was $2,209 in the current quarter, up $143 year-over-year, largely reflecting the deleverage associated with the decline in comparable store used unit sales. The increase in stock-based compensation expense increased SG&A per unit by $43.

CarMax Auto Finance.(1) Compared with last year’s first quarter, CAF income increased 5.7% to $115.6 million. The increase reflected the combined effects of an 8.7% increase in average managed receivables and a slightly lower total interest margin percentage. The total interest margin percentage, which reflects the spread between interest and fees charged to consumers and our funding costs, was 5.7% of average managed receivables compared with 5.8% in last year’s first quarter. The provision for loan losses was $30.9 million, or 1.05% of average managed receivables, compared with $28.6 million, or 1.06%, in the prior year quarter. The allowance for loan losses as a percentage of ending managed receivables remained relatively stable at 1.13% as of May 31, 2018, compared with 1.18% as of May 31, 2017, and 1.11% as of February 28, 2018.

Interest Expense. Interest expense rose to $18.1 million from $16.8 million in the prior year’s first quarter, primarily reflecting higher interest rates in fiscal 2019.

Income Taxes. As anticipated, the effective tax rate fell to 25.3% in the first quarter of fiscal 2019 from 37.4% in the prior year’s first quarter, primarily due to the reduction in the federal statutory tax rate following the enactment of the 2017 Tax Act.

Store Openings. During the first quarter of fiscal 2019, we opened three stores. We added two stores in existing television markets (Dallas, Texas, and Miami, Florida), and we entered the Greenville, North Carolina television market. Subsequent to the end of the quarter, we opened a store in Santa Fe, New Mexico, representing our second store in the Albuquerque television market.

Share Repurchase Activity. During the first quarter of fiscal 2019, we repurchased 3.3 million shares of common stock for $207.4 million pursuant to our share repurchase program. As of May 31, 2018, we had $809.5 million remaining available for repurchase under the current authorization.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2018	2017	Change
Used vehicle sales	$4,021.0	$3,843.4	4.6%
Wholesale vehicle sales	617.7	553.4	11.6%
Other sales and revenues:
Extended protection plan revenues	100.1	91.9	8.9%
Third-party finance fees, net	(14.5)	(11.4)	(26.6)%
Other	68.3	65.1	4.9%
Total other sales and revenues	153.9	145.6	5.7%
Total net sales and operating revenues	$4,792.6	$4,542.3	5.5%

Unit Sales

	Three Months Ended May 31
	2018	2017	Change
Used vehicles	198,398	195,273	1.6%
Wholesale vehicles	113,335	103,443	9.6%

Average Selling Prices

	Three Months Ended May 31
	2018	2017	Change
Used vehicles	$20,067	$19,478	3.0%
Wholesale vehicles	$5,205	$5,113	1.8%

Vehicle Sales Changes

	Three Months Ended May 31
	2018	2017
Used vehicle units	1.6%	14.1%
Used vehicle revenues	4.6%	12.1%

Wholesale vehicle units	9.6%	—%
Wholesale vehicle revenues	11.6%	(2.5)%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2018	2017
Used vehicle units	(2.3)%	8.2%
Used vehicle revenues	0.6%	6.1%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2018	2017
CAF (2)	48.3%	47.3%
Tier 2 (3)	17.0%	19.0%
Tier 3 (4)	10.9%	10.0%
Other (5)	23.8%	23.7%
Total	100.0%	100.0%

(1)	Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2018	% (1)	2017	% (1)
Net sales and operating revenues	$4,792.6	100.0	$4,542.3	100.0
Gross profit	$661.3	13.8	$648.9	14.3
CarMax Auto Finance income	$115.6	2.4	$109.4	2.4
Selling, general, and administrative expenses	$438.2	9.1	$403.5	8.9
Interest expense	$18.1	0.4	$16.8	0.4
Earnings before income taxes	$319.7	6.7	$338.1	7.4
Net earnings	$238.7	5.0	$211.7	4.7

(1)	Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended May 31
(In millions)	2018	2017	Change
Used vehicle gross profit	$439.4	$431.9	1.7%
Wholesale vehicle gross profit	114.7	104.7	9.6%
Other gross profit	107.2	112.3	(4.6)%
Total	$661.3	$648.9	1.9%

Gross Profit per Unit

	Three Months Ended May 31
	2018		2017
	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,215	10.9	$2,212	11.2
Wholesale vehicle gross profit	$1,012	18.6	$1,012	18.9
Other gross profit	$540	69.7	$575	77.2
Total gross profit	$3,333	13.8	$3,323	14.3

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended May 31
(In millions)	2018	2017	Change
Compensation and benefits (1)	$241.5	$222.5	8.5%
Store occupancy costs	87.8	79.7	10.1%
Advertising expense	38.5	38.2	0.9%
Other overhead costs (2)	70.4	63.1	11.6%
Total SG&A expenses	$438.2	$403.5	8.6%
SG&A per used unit	$2,209	$2,066	$143

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, preopening and relocation costs, insurance, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2018	% (1)	2017	% (1)
Interest margin:
Interest and fee income	$232.3	7.9	$206.7	7.6
Interest expense	(63.8)	(2.2)	(49.0)	(1.8)
Total interest margin	168.5	5.7	157.7	5.8
Provision for loan losses	(30.9)	(1.0)	(28.6)	(1.1)
Total interest margin after
provision for loan losses	137.6	4.7	129.1	4.8

Total direct expenses	(22.0)	(0.7)	(19.7)	(0.7)
CarMax Auto Finance income	$115.6	3.9	$109.4	4.0

Total average managed receivables	$11,775.4		$10,829.5
Net loans originated	$1,665.5		$1,546.1
Net penetration rate	42.9%		41.9%
Weighted average contract rate	8.4%		7.8%

Ending allowance for loan losses	$134.3		$129.8

Warehouse facility information:
Ending funded receivables	$2,028.0		$2,022.0
Ending unused capacity	$1,112.0		$778.0

(1)	Percentage of total average managed receivables (quarterly amounts are annualized).

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2018	2017	Change
Net earnings	$238.7	$211.7	12.7%
Diluted weighted average shares outstanding	179.4	186.9	(4.0)%
Net earnings per diluted share	$1.33	$1.13	17.7%

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Planned Store Openings

We currently plan to open the following stores within 12 months from May 31, 2018. During this period, we will be entering ten new television markets and expanding our presence in five existing television markets. Of the 15 stores we plan to open during the 12 months ending May 31, 2019, 9 will be in Metropolitan Statistical Areas having populations of 600,000 or less, which we define as small markets.

Location	Television Market	Metropolitan Statistical Area	Planned Opening Date
Santa Fe, New Mexico (1)	Albuquerque/Santa Fe	Santa Fe	Q2 Fiscal 2019
Warner Robins, Georgia	Macon (2)	Warner Robins	Q2 Fiscal 2019
Norman, Oklahoma	Oklahoma City	Oklahoma City	Q2 Fiscal 2019
Wilmington, North Carolina	Wilmington (2)	Wilmington	Q3 Fiscal 2019
Lafayette, Louisiana	Lafayette (2)	Lafayette	Q3 Fiscal 2019
Corpus Christi, Texas	Corpus Christi (2)	Corpus Christi	Q3 Fiscal 2019
Shreveport, Louisiana	Shreveport (2)	Shreveport	Q3 Fiscal 2019
Amherst, New York	Buffalo (2)	Buffalo	Q4 Fiscal 2019
Melbourne, Florida	Orlando/Daytona Beach	Palm Bay/Melbourne	Q4 Fiscal 2019
Montgomery, Alabama	Montgomery/Selma (2)	Montgomery	Q4 Fiscal 2019
Vancouver, Washington	Portland	Portland/Vancouver	Q4 Fiscal 2019
Kenner, Louisiana	New Orleans (2)	New Orleans	Q4 Fiscal 2019
Memphis, Tennessee	Memphis	Memphis	Q1 Fiscal 2020
Killeen, Texas	Waco/Temple (2)	Killeen/Temple	Q1 Fiscal 2020
Pharr, Texas	Harlingen/Brownsville/McAllen (2)	McAllen/Edinburg/Mission	Q1 Fiscal 2020

(1)	Store opened in June 2018.

(2)	Represents new television market as of planned store opening date.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 22, 2018. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 75172648. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through September 25, 2018. A telephone replay also will be available through June 29, 2018, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 75172648.

Second Quarter Fiscal 2019 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2018, on Wednesday, September 26, 2018, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early September 2018.

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About CarMax

CarMax is the nation’s largest retailer of used cars, currently operating 192 stores in 41 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 20 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 25,000 associates nationwide and for 14 consecutive years has been named as one of the Fortune 100 Best Companies to Work For®. During the twelve months ended February 28, 2018, the company retailed 721,512 used vehicles and sold 408,509 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Changes in tax law, including the effect of the 2017 Tax Act.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

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•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2018, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2018	% (1)	2017	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,021,047	83.9	$3,843,373	84.6
Wholesale vehicle sales	617,651	12.9	553,390	12.2
Other sales and revenues	153,894	3.2	145,571	3.2
NET SALES AND OPERATING REVENUES	4,792,592	100.0	4,542,334	100.0
COST OF SALES:
Used vehicle cost of sales	3,581,609	74.7	3,411,446	75.1
Wholesale vehicle cost of sales	502,945	10.5	448,718	9.9
Other cost of sales	46,698	1.0	33,232	0.7
TOTAL COST OF SALES	4,131,252	86.2	3,893,396	85.7
GROSS PROFIT	661,340	13.8	648,938	14.3
CARMAX AUTO FINANCE INCOME	115,593	2.4	109,363	2.4
Selling, general and administrative expenses	438,234	9.1	403,503	8.9
Interest expense	18,052	0.4	16,838	0.4
Other expense (income)	963	—	(93)	—
Earnings before income taxes	319,684	6.7	338,053	7.4
Income tax provision	81,028	1.7	126,351	2.8
NET EARNINGS	$238,656	5.0	$211,702	4.7
WEIGHTED AVERAGE COMMON SHARES:
Basic	178,139		185,200
Diluted	179,421		186,859
NET EARNINGS PER SHARE:
Basic	$1.34		$1.14
Diluted	$1.33		$1.13

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 28	May 31
(In thousands except share data)	2018	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,348	$44,525	$60,080
Restricted cash from collections on auto loan receivables	431,407	399,442	385,692
Accounts receivable, net	101,351	133,321	104,745
Inventory	2,260,029	2,390,694	2,148,247
Other current assets	88,359	93,462	35,780
TOTAL CURRENT ASSETS	2,957,494	3,061,444	2,734,544
Auto loan receivables, net	11,842,749	11,535,704	10,892,844
Property and equipment, net	2,714,495	2,667,061	2,557,506
Deferred income taxes	55,494	63,256	145,265
Other assets	185,935	158,807	145,530
TOTAL ASSETS	$17,756,167	$17,486,272	$16,475,689

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$586,337	$529,733	$510,574
Accrued expenses and other current liabilities	252,633	278,771	203,211
Accrued income taxes	55,991	—	103,588
Short-term debt	365	127	693
Current portion of finance and capital lease obligations	10,550	9,994	9,772
Current portion of non-recourse notes payable	382,326	355,433	338,832
TOTAL CURRENT LIABILITIES	1,288,202	1,174,058	1,166,670
Long-term debt, excluding current portion	798,083	995,479	797,666
Finance and capital lease obligations, excluding current portion	497,416	490,369	484,394
Non-recourse notes payable, excluding current portion	11,565,653	11,266,964	10,643,810
Other liabilities	223,052	242,553	231,021
TOTAL LIABILITIES	14,372,406	14,169,423	13,323,561

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 176,719,782 and 179,747,894 shares issued and outstanding as of May 31, 2018 and February 28, 2018, respectively	88,360	89,874	91,936
Capital in excess of par value	1,234,612	1,234,047	1,184,661
Accumulated other comprehensive loss	(55,045)	(54,312)	(58,229)
Retained earnings	2,115,834	2,047,240	1,933,760
TOTAL SHAREHOLDERS’ EQUITY	3,383,761	3,316,849	3,152,128
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,756,167	$17,486,272	$16,475,689

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2018	2017 (1)
OPERATING ACTIVITIES:
Net earnings	$238,656	$211,702
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	45,343	43,894
Share-based compensation expense	28,998	18,726
Provision for loan losses	30,872	28,579
Provision for cancellation reserves	20,089	17,113
Deferred income tax provision	3,602	6,782
Other	1,468	621
Net decrease (increase) in:
Accounts receivable, net	31,970	47,643
Inventory	130,665	112,316
Other current assets	6,806	5,451
Auto loan receivables, net	(337,917)	(325,347)
Other assets	(3,078)	809
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	81,729	52,673
Other liabilities	(48,354)	(29,469)
NET CASH PROVIDED BY OPERATING ACTIVITIES	230,849	191,493
INVESTING ACTIVITIES:
Capital expenditures	(79,720)	(79,416)
Proceeds from disposal of property and equipment	320	—
Purchases of investments	(5,094)	(1,055)
Sales of investments	77	238
NET CASH USED IN INVESTING ACTIVITIES	(84,417)	(80,233)
FINANCING ACTIVITIES:
Increase in short-term debt, net	238	631
Proceeds from issuances of long-term debt	817,600	762,000
Payments on long-term debt	(1,015,100)	(917,000)
Cash paid for debt issuance costs	(3,647)	(2,920)
Payments on finance and capital lease obligations	(2,398)	(2,268)
Issuances of non-recourse notes payable	2,668,502	2,410,000
Payments on non-recourse notes payable	(2,343,291)	(2,149,135)
Repurchase and retirement of common stock	(211,050)	(187,385)
Equity issuances	9,052	6,608
NET CASH USED IN FINANCING ACTIVITIES	(80,094)	(79,469)
Increase in cash, cash equivalents, and restricted cash	66,338	31,791
Cash, cash equivalents, and restricted cash at beginning of year	554,898	523,865
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$621,236	$555,656

(1) In connection with our adoption of Financial Accounting Standards Board (“FASB”) ASU 2016-18 during the first quarter of fiscal 2019, restricted cash is now included with cash and cash equivalents in the reconciliation of beginning of year and end of period total amounts above. Prior period amounts have been reclassified to conform to the current period’s presentation.

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